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*LL&E-ROYALTY TRUST


LL&E ROYALTY TRUST ANNOUNCES TRUST INCOME FOR FEBRUARY 2005

LL&E ROYALTY TRUST

JPMORGAN CHASE BANK, N.A. - TRUSTEE                   NEWS
                                                     RELEASE
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FOR IMMEDIATE RELEASE

AUSTIN, TEXAS (January 28, 2005) -- LL&E Royalty Trust (NYSE SYMBOL-LRT) announced today the Trust income distribution for the month of February 2005. This distribution represents amounts payable to the Trust with respect to production for the month of November 2004. Unit holders of record on February 7, 2005 will receive a distribution of $355,208 or approximately $.018704 per Unit payable on February 15, 2005.

The distribution includes no proceeds from the Jay Field and South Pass 89 properties due to excess production costs. Excess production costs to be recouped from future proceeds at the Jay Field and South Pass 89 properties total $375,447 and $132,681 respectively.

The Working Interest Owner, under the terms of the Trust Conveyance, is permitted to escrow funds up to 125% of the estimated future costs such as dismantlement costs and capital expenditures for the properties in which the Trust has an interest (Special Cost Escrow). According to the most recent reserve report, estimated dismantlement costs are $13.3 million for Jay Field property, $1.9 million for South Pass 89 property and $2.3 million for Offshore Louisiana property. The Working Interest Owner has informed the Trustee that it has elected not to escrow any additional funds at this time. However, the Working Interest Owner intends to continue to monitor each of the properties in which the Trust has an interest for possible changes in relevant factors, which may warrant a need for additional escrow. To date, the amounts escrowed for future dismantlement costs total approximately $4.5 million for Jay Field property, $2.6 million for South Pass 89 property and $3 million for the Offshore Louisiana property. The amounts escrowed on the South Pass 89 and Offshore Louisiana properties exceed 125% of the estimated future dismantlement costs by approximately $225,000 and $125,000 respectively. The Trust Conveyance permits, but does not require, the Working Interest Owner to release the excess escrowed funds, and the Working Interest Owner has informed the Trustee that it does not intend to release any portion of the escrowed funds at this time.

Gross Proceeds prior to deductions for Production Costs for the month of November 2004 by property are as follows: $2,550,697 for Jay Field property, $127,307 for South Pass 89 property, and $694,576 for Offshore Louisiana property.

Production Costs for the month of November 2004 by property are as follows:
$2,926,144 for Jay Field property, $259,988 for South Pass 89 property and $245,569 for Offshore Louisiana property.



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There was no deduction made for the Special Cost Escrow in November 2004. Fee
Lands Royalties for the month of November 2004 totaled $19,103. Trust related expenses for the month of November 2004 totaled $68,001.

The Gross Proceeds, Production Costs and Special Cost Escrow numbers stated above relate to each property as a whole. The Trust's interest in these properties is 50% for Jay Field, 50% for South Pass 89 and 90% for Offshore Louisiana.

The extent of future distributions from the properties in which the Trust has an interest will continue to be dependent on normal factors associated with oil and gas operations such as oil and gas production levels, prices and associated cost, timing and extent of capital expenditures. In addition, the amount of future distributions will depend on the amounts escrowed by the Working Interest Owner as described above.

The Trust income distribution announcement for the month of March will be made on or about February 25, 2005.


CONTACT: LL&E ROYALTY TRUST
         JPMORGAN CHASE BANK, N.A., AS TRUSTEE
         MIKE ULRICH
         (800) 852-1422
         WWW.BUSINESSWIRE.COM/CNN/LRT.HTM